EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement"), is made and entered into as of October 1, 2018 by and between Diebold Nixdorf, Incorporated, an Ohio corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Christopher Chapman ("Chapman").

WHEREAS, Chapman served as the Chief Financial Officer of the Company until October 1, 2018 (the "End Date");

WHEREAS, in connection with his separation from employment with the Company, the Company and Chapman agree that Chapman will provide services as an independent contractor on a transition basis through January 15, 2019 and enter into this Agreement to set forth the terms and conditions upon which those services wil1 be provided;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Chapman (individually a "Party" and together the "Parties") agree as follows:
Article I.    Responsibilities.
From October 2, 2018 (the "Start Date") through and including January 15, 2019 (the "Term"), Chapman shall advise and assist in the transition following his departure by providing support to the finance and accounting teams as requested. Chapman shall report to and receive instruction from the Chief Financial Officer (including any Interim Chief Financial Officer) and, unless otherwise directed, shall provide all support through Chief Financial Officer (including any Interim Chief Financial Officer). During the Term, Chapman shall devote his business time and attention to providing these transition services and shall use his best efforts, skills, and abilities to promote the Company's interests. Chapman shall work remotely unless otherwise requested by Chief Financial Officer (including any Interim Chief Financial Officer). During the Tem1. Chapman will render services of no more than twenty percent (20%) of the average level of services Chapman provided to the Company over the thirty-six (36) month period immediately preceding the Start Date; and, therefore, will have a "separation from service" within the meaning of Internal Revenue Code Section 409A on the End Date.

1.1     Payment.

In exchange for Chapman’s promises in this Agreement and services under this Agreement during the Term, Chapman shall be paid a one-time lump sum payment of three hundred thousand dollars ($300,000), which shall be paid within twenty one (21) day11 following the end of the Term. Chapman shall satisfy the tax responsibilities set forth below in Article 3.2. In addition, Chapman shall maintain the February 2017 Synergy Grant that was provided to him, and such Synergy Grant will continue in effect and be payable pursuant to its terms as if Chapman had not separated from the Company. Chapman shall not be entitled to any additional monetary compensation, welfare benefits, change in control, bonus, equity payment, leave, insurance, or other monetary or tangible fringe benefits.

1.2     Expenses.

Contractor is responsible, at Contractor's sole expense, for obtaining any equipment, materials, or supplies, or for any additional expenses or costs, that arc necessary co perform Contractor's services and responsibilities under this Agreement, except where the Company already has obtained and provided such to Contractor, or where the Company would have incurred such expenses or costs regardless of Contractor's services under this Agreement.

Article 2.    Term of Service and Covenants.

2.1     Term of Service.

Chapman's Term under this Agreement may be terminated by either Party, at any time, with or without cause. This Agreement does not create any express or implied guarantee that the Term will be of any specific length.

2.2     Covenants.

Chapman shall continue to comply with and be subject to all covenants a,; set forth in the Senior Leadership Severance Plan in effect at the date of his separation, including non-competition, non-solicitation and confidentiality covenants. Further, during the Term, Chapman agrees not to make any statements, written or verbal, or cause, encourage, or allow others to make any statements, written or verbal, that defame, disparage, or in any way criticize the reputation, practices, conduct, or any other aspect of the Company or any subsidiary, affiliate, customer, business partner, or any official, employee, agent, or representative of any such entity.

2.3     Company Property.

At the end of the Term, Chapman shall promptly return to the Company any and all Company property in his possession, custody, or control including, but not limited to, any written or electronic documents, devices, storage drives, keys, or other materials. In the event Chapman has possession, custody, or control of any copies or duplicates of written or electronic documents, after Chapman has confirmed with Chief Financial Officer (including any Interim Chief Financial Officer) or his designee that the Company possesses all necessary versions or copies of the same, Chapman shall either return lo the Company or permanently delete or destroy any additional copies in his possession, custody, or control.

2.4     Remedies for Breach.

Chapman agrees that the covenants referenced above are essential for the protection of the Company; that a breach of any covenant would cause the Company and its owners and officials irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. Chapman further agrees that any payments due under this Agreement are contingent upon his performance of the duties set forth herein, including the covenants.

Article 3.    Independent Contractor

3.1     Status as Independent Contractor.

The Parties acknowledge and agree that Chapman shall at all times during the Term be an independent contractor of the Company. Chapman is neither an employee nor an agent of the Company for any purpose whatsoever. Chapman agrees that no statutory insurance, including. without limitation, workers' compensation, unemployment insurance or state disability insurance, shall be carried on behalf of Chapman by the Company. Chapman shall not enter into any agreement or obligation on behalf of the Company without the prior written approval signed by Chief Financial Officer (including any Interim Chief Financial Officer). Absent prior written approval signed by Chief Financial Officer (including any Interim Chief Financial Officer), Chapman shall not have any authority to act for or to bind the Company in any way, or to represent that the Company is in any way responsible for the acts or omissions of Chapman.

3.2     Tax Responsibilities.

The Parties acknowledge and agree that no income, social security, or other taxes or amounts shall be withheld or accrued by the Company for Chapman's benefit, and that to the extent required by applicable tax laws, Chapman shall report Chapman's income under this Agreement and timely pay any and all taxes associated therewith lo the applicable lax authorities. Without limiting the generality of the foregoing, if the Company is audited by any federal or state tax authority and the withholding of taxes (or lack of withholding, as the case may be) by the Company becomes an issue in such audit. Chapman wi11 cooperate with the Company and provide whatever assistance is reasonably requested by the Company with respect to such audit, including, if requested by the tax authority and/or the Company, providing to the tax authority copies of Chapman's personal income tax returns for the period under audit.

Article 4.    Miscellaneous.

The provisions in this Article 4 survive termination of this Agreement and shall continue indefinitely after the Term has ended.

4.1     Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the ''Company" for the purposes of this Agreement). This Agreement also may be assigned by the Company at its sole discretion (in which case such assignee sha11 thereafter be deemed the "Company" for the purposes of this Agreement). This Agreement is not assignable by Chapman.

4.2     Entire Agreement; Modification; No Waiver.

This Agreement contains the entire agreement between Chapman and the Company regarding the subjects addressed in the Agreement, and the Agreement replaces any and all prior or contemporaneous oral or written agreements or understandings regarding the subjects in this Agreement, inc1uding any statements, representations, and promises by either Party. No modification or amendment to this Agreement will be effective and binding unless by a written agreement signed by both Chapman and the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

4.3     Indemnification.

Chapman shall indemnify, defend, and hold harmless the Company, its officers, managers, employees, and agents, from and against any and all losses, harm, or liability arising out of, relating to, or resulting from: (i) a material breach by Chapman of any of Chapman's covenants or obligations under this Agreement; (ii) any negligent, grossly negligent, reckless, or willful misconduct of Chapman or any of Chapman's agents or representatives; and (iii) any obligation actually or allegedly imposed by law on the Company to pay any taxes including. without limitation, withholding taxes, social security, unemployment, or disability insurance, or similar items in connection with compensation received by Chapman pursuant to this Agreement.

4.4     Governing Law.

This Agreement shall be governed in accordance with the laws of Ohio without reference to principles of conflict of laws.

4.5     Headings.

The headings of the Articles contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

* * * * *
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

	For the Company		For the Contractor

By:	/s/ Patricia Lang	By:	/s/ Christopher Chapman
	Chief People Officer		Christopher Chapman
	October 3, 2018		October 2, 2018